Exhibit 99.1

News Release Sunoco, Inc. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: IMMEDIATELY
Thomas Golembeski (media) 215-977-6298
Tom Harr (investors) 215-977-6764

No. 07-09

SUNOCO TO REDUCE SALARIED WORKFORCE IN CONNECTION WITH BUSINESS IMPROVEMENT INITIATIVE

PHILADELPHIA, March 13, 2009 – Sunoco, Inc. (NYSE: SUN) announced today that it will reduce its salaried workforce by approximately 750 positions in 2009, which represents about 20 percent of the workforce included in the first phase of the company’s Business Improvement Initiative. This phase of the review included all business and operations support functions, as well as operations at the Philadelphia and Marcus Hook refineries. The company plans to offer hourly employees in certain identified areas the opportunity to resign and receive severance.

“It is never easy to take steps that impact the lives of employees and their families,” said Lynn Elsenhans, Sunoco’s Chairman and Chief Executive Officer. “While the company has enjoyed several years of strong financial performance, we are now facing a different – and more difficult – economic reality. Like many other companies across a variety of industries, Sunoco is taking steps to remain competitive.”

The company expects to reduce costs by more than $300 million on an annualized basis by year-end 2009. In addition to this workforce reduction, significant savings are also expected in energy costs, and the use of materials, equipment and contractor services.

In connection with the first phase of the initiative, the company expects to establish a pretax accrual ranging from $60-$70 million ($35-$40 million after tax) in the first quarter of 2009. Of this amount, approximately $45-$50 million ($25-$30 million after tax) pertains to employee severance and related cash costs, which are expected to be paid out over approximately one year, with the balance attributable to a noncash provision for pension and postretirement curtailment losses. The amounts identified above do not include any costs related to hourly employees. As a result of the workforce reduction, the company may also incur noncash settlement losses in its defined benefit pension plans during 2009. However, the amount and timing of any such losses cannot be estimated at this time.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 910,000 barrels per day of refining capacity, approximately 4,700 retail sites selling gasoline and convenience items, approximately 6,000 miles of crude oil and refined product owned and operated pipelines and 43 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Using a unique, patented technology, Sunoco’s cokemaking facilities in the United States have the capacity to manufacture over 3.0 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitoria, Brazil.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Sunoco believes that its expectations are based on reasonable assumptions. A number of factors could cause actual amounts to differ materially from the projections expressed in this release. Risks and uncertainties concerning Sunoco’s business are more fully described in Sunoco’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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